Exhibit 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors
QNB Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91201, 333-67588, and 333-125998) on Forms S-8 of QNB Corp. of our report dated February 20, 2004, with respect to the consolidated statements of income, shareholders’ equity, and cash flows, for the year ended December 31, 2003, which report appears in the December 31, 2005, annual report on Form 10-K of QNB Corp.

Philadelphia, Pennsylvania
March 13, 2006